                            TWIN DISC, INCORPORATED
                  1328 Racine Street, Racine, Wisconsin 53403

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 19, 2001

NOTICE IS HEREBY GIVEN TO THE
     SHAREHOLDERS OF TWIN DISC, INCORPORATED

     The Annual Meeting of Shareholders of Twin Disc, Incorporated, a Wisconsin corporation will be held at 2 P.M. (Central Daylight Time) on Friday, October 19, 2001 at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin for the following purposes:

     1. Election of three Directors to serve until the Annual Meeting in 2004.

     2. To transact any other business that may properly come before the meeting.

     Only holders of record of shares of common stock of the Corporation at the close Of business on August 31, 2001, shall be entitled to vote at the meeting.

     A proxy appointment and proxy statement are enclosed herewith. The proxy appointment shows the form in which your shares are registered. Your signature should be in the same form.

                                                FRED H. TIMM
                                                Secretary
September 18, 2001

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN YOUR PROXY APPOINTMENT IN THE ENCLOSED ENVELOPE BEFORE THE DEADLINE STATED IN THE PROXY STATEMENT. IF YOUR PROXY APPOINTMENT IS NOT RECEIVED BY THE SECRETARY BEFORE THAT DEADLINE, IT WILL BE RULED INVALID. SHOULD YOU FIND IT CONVENIENT TO ATTEND THE MEETING PERSONALLY, AND DESIRE TO VOTE IN PERSON, YOU MAY REQUEST BEFORE ANY VOTE THAT YOUR PROXY APPOINTMENT BE RETURNED TO YOU IN ORDER THAT YOU MAY VOTE IN PERSON.

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY APPOINTMENT
IMMEDIATELY.

                             2001 Proxy Statement
                           TWIN DISC, INCORPORATED
                              September 18, 2001

DATE, TIME AND PLACE OF MEETING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Shareholders to be held at 2 P.M. (Central Daylight Time), at the Corporate Offices, 1328 Racine Street, Racine, Wisconsin on Friday, October 19, 2001, or any adjournment thereof. Holders of common stock of record at the close of business on the 31st day of August 2001, are entitled to vote at the meeting and each shareholder shall have one vote for each share of common stock registered in the shareholder's name. Shares represented by a signed proxy appointment will be voted in the manner specified in the form of proxy or, if no specification is made, in favor of each of the propositions mentioned therein. The presence of a majority of the outstanding shares of common stock of the Corporation, either in person or represented by a signed proxy appointment, will constitute a quorum at the meeting. The Corporation intends to mail this statement to shareholders on or before September 18, 2001.

     The enclosed proxy appointment form must be signed and delivered to the Secretary either in person, by mail, or by messenger. Appointment forms transmitted by facsimile, telex, telegram, or electronic means will not be accepted. Furthermore, appointment forms must be received by the Secretary not less than 48 hours prior to the date of the meeting. PROXY APPOINTMENT FORMS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     The proxy appointment form must be signed in handwriting. The signature must be sufficiently legible to allow the inspector to distinguish it as representing the name of the registered shareholder, or must be accompanied by a rubber stamp facsimile or hand-printed name, including the shareholders surname and either the shareholders first or middle name as represented on the corporate records, and any titles, offices or words indicating agency which appear in the Corporate records.

     The person giving the proxy may revoke it before it is exercised, either in person, by mail, or by messenger, by submitting a later dated proxy appointment form to the Secretary at least forty-eight (48) hours prior to the date of the meeting. The person giving the proxy may also revoke it by openly stating the revocation at the meeting, by voting at the meeting in person, or by delivering a signed written statement revoking the proxy to the Secretary prior to the date of the meeting. Appointment forms or revocations transmitted by facsimile, telex, telegram, or electronic means will not be accepted. ANY ATTEMPTED REVOCATIONS NOT MEETING THE ABOVE REQUIREMENTS WILL BE RULED INVALID.

     The record date with respect to this solicitation is August 31, 2001. On August 31, 2001, there were outstanding 2,807,832 shares of common stock of the Corporation entitled to vote at the Annual Meeting. There also are 200,000 shares of no-par preferred stock authorized, of which 50,000 shares have been designated Series A Junior Preferred Stock, but none are outstanding.

SHAREHOLDER PROPOSALS FOR 2002

     If a shareholder wishes to present a proposal for consideration for inclusion in the Notice of the Meeting and Proxy Statement for the 2002 Annual Meeting, the proposal must be received at the Corporation's principal executive offices no later than May 21, 2002. Shareholder proposals received later than August 4, 2002 will be considered untimely, and will not be considered at the Corporation's 2002 Annual Meeting.

PERSONS MAKING THE SOLICITATION

     The proxy is being solicited by the Corporation's Board of Directors and will be voted in favor of the Directors' recommendations on each and all matters properly brought before the meeting, unless the undersigned shareholder specifically instructs the holder or holders of the proxy to the contrary. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals submitted to shareholders (other than the election of directors). Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers may have authority to vote on certain items when they have not received instructions from beneficial owners. A "broker non-vote" occurs on an item submitted for shareholder approval when the broker does not have authority to vote on the item in the absence of instructions from the beneficial owner. Such "broker non-votes" will have no effect on the outcome of the election of directors. The approval of a majority of the votes cast on a particular matter shall be an act of the shareholders.

            PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

PRINCIPAL SHAREHOLDERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2001, the following table sets forth the persons or group of persons having beneficial ownership (as defined by the
Securities and Exchange Commission) of more than 5% of the issued and outstanding common stock of the Corporation.
                                           Nature of
                                           Beneficial      Amount   Percent of
Name                      Address          Ownership       Owned      Class
- - - - - - - - - -    - - - - - - - -    - - - - - -     - - - -   - - - - -
Michael E. Batten    3419 Michigan Blvd. Power to vote    540,489<F1> 19.2%
                     Racine, WI          Beneficial       140,213<F2>  5.0%

Fidelity Management  82 Devonshire St.   Power to vote &  265,800      9.5%
  and Research Corp. Boston, MA          dispose of stock

Dimensional Fund     1299 Ocean Ave.     Power to vote &  213,500      7.6%
  Advisors           Santa Monica, CA    dispose of stock

Artisan Partners     1000 N. Water St.   Power to vote &  192,400      6.9%
  Limited            Milwaukee, WI       dispose of stock

Shufro Rose          745 Fifth Ave.      Power to vote &  190,700      6.8%
 & Co. LLC           New York, NY        Dispose of stock

<F1> Held as trustee under various trusts.
<F2> Includes 2,600 shares owned by the wife of Michael E. Batten and 59,500 subject to currently exercisable stock options.

DIRECTORS AND EXECUTIVE OFFICERS

     Based upon the records of the Corporation and filings with the Securities and Exchange Commission as of July 31, 2001, the following table sets forth the number of shares of common stock of the Corporation beneficially owned by each of the Directors of the Corporation, each of the executive officers named in the Summary Compensation Table and the number of shares beneficially owned by all Directors and executive officers of the Corporation as a group.

                                 Amount and Nature
      Name of                      of Beneficial                 Percent of
  Beneficial Owner                 Ownership <F4>                   Class
 - - - - - - - - -               - - - - - - - - -               - - - - - -
Michael E. Batten                678,644 <F5>                       24.2%

Michael H. Joyce                  41,200 <F6>                        1.5%

James E. Feiertag                  5,000 <F6>                         *<F3>

John A. Mellowes                   3,000 <F6>                         *<F3>

James O. Parrish                  29,743 <F6>                        1.0%

Paul A. Pelligrino                9,006  <F6>                         *<F3>

Paul J. Powers                    7,200  <F6>                         *<F3>

David B. Rayburn                  1,000  <F6>                         *<F3>

David L. Swift                    4,700  <F6>                         *<F3>

George E. Wardeberg               3,400  <F6>                         *<F3>

David R. Zimmer                   5,578  <F6>                         *<F3>

All Directors and
Executive Officers
as a group (14 persons)         832,493  <F6>                       29.2%

<F3> * Denotes ownership of less than one percent of shares outstanding.

<F4> Shares listed include any shares owned by a spouse, minor children and immediate relatives who share the same household as a Director or officer. Inclusion of any such shares is not to be considered an admission of beneficial ownership.

<F5> Includes 2,600 shares held by Mr. Batten's wife, 538,431 shares held by him as trustee under various family trusts, and 59,500 shares subject to presently exercisable stock options.

<F6> Shares subject to currently exercisable stock options included in the above are as follows: Mr. Parrish 22,300, Mr. Powers 6,900, Mr. Joyce 36,500, Mr. Rayburn 1,000, Mr. Swift 4,500, Mr. Zimmer 4,500, Mr. Pelligrino 9,000, Mr. Feiertag 5,000, Mr. Mellowes 3,000, Mr. Wardeberg 3,200, and all Directors and executive officers as a group 186,450.

                            ELECTION OF DIRECTORS

     Three directors are to be elected for a term to expire at the annual meeting following the fiscal year ended June 30, 2004. Shares of common stock represented by properly executed proxy appointments in the accompanying form will be voted for the nominees listed for the term indicated unless authority to do so is withheld.

     The nominees for the Board of Directors and the Directors whose terms will continue and the class to which he has been or is to be elected are as set forth below. Each nominee and each Director was elected to his present term of office by a vote of shareholders at a meeting for which proxies were solicited.

                                                                   Served as
                             Principal Occupation                   Director
 Name of Director              and other Public                   Continuously
and Current Age              Company Directorships                   Since
 - - - - - - - - -           - - - - - - - - - - -                - - - - - -
NOMINEES FOR DIRECTORS FOR TERMS TO EXPIRE IN 2004:

James O. Parrish . . . . . . Vice President-Finance            December 1982
  Age 61                     & Treasurer
                             Twin Disc, Incorporated

Paul J. Powers . . . . . . . Retired Chairman, President and       July 1992
  Age 66                     Chief Executive Officer,
                             Commercial Intertech, Corp.,
                             Youngstown, Ohio
                             (A leading manufacturer of hydraulic
                             components, pre-engineered buildings
                             and stamped metal products)
                             Director of Global Marine Incorporated,
                             First Energy Corporation, and
                             York International Corporation

John A. Mellowes . . . . . . Chairman and                      October, 1999
   Age 63                    Chief Executive Officer,
                             Charter Manufacturing Co.,
                             Mequon, Wisconsin
                             (A privately held producer of bar,
                             rod wire and wire parts)


DIRECTORS WHOSE TERMS EXPIRE IN 2003:

Michael H. Joyce . . . . . . President and                       October 1991
   Age 60                    Chief Operating Officer,
                             Twin Disc, Incorporated

David B. Rayburn . . . . . . Executive Vice President - Operations  July 2000
   Age 53                    Modine Manufacturing Company,
                             Racine, Wisconsin
                             (A manufacturer of heat
                             exchange equipment)

George E. Wardeberg . . . .  Vice Chairman                         July 1997
   Age 66                    Wisconsin Energy Corporation
                             Milwaukee, Wisconsin
                             (A holding company with subsidiaries in
                             utility and non-utility businesses)
                             Also Director,
                             Marshall & Ilsley Corporation


DIRECTORS WHOSE TERMS EXPIRE IN 2002:

Michael E. Batten . . . . .  Chairman and Chief Executive Officer,  May 1974
   Age 61                    Twin Disc, Incorporated
                             Also Director,
                             Briggs & Stratton Corporation,
                             Sensient Technologies Corporation

David L. Swift . . . . . . . Former Chairman, President and        July 1995
   Age 64                    Chief Executive Officer,
                             Acme-Cleveland Corporation,
                             Pepper Pike, Ohio
                             (A manufacturer of diversified
                             industrial products)
                             Also Director,
                             Alltrista Corporation, LESCO, Inc. and
                             Cuno Incorporated

David R. Zimmer. . . . . . . Chief Executive Officer,              July 1995
   Age 55                    Twitchell Corporation,
                             Dothan, AL
                             (A privately held manufacturer
                             and marketer of highly engineered,
                             synthetic yarns, fabrics, extrusions,
                             and coatings)
                             Also Director,
                             Detrex Corporation

                        DIRECTOR COMMITTEES AND ATTENDANCE

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE
     The Corporation's Board of Directors met 6 times during the year ended June 30, 2001. There were two absences from these meetings.

DIRECTORS COMMITTEE MEETINGS AND ATTENDANCE
     The Executive Selection and Salary and Audit Committees met 1 and 3 times respectively, during the year. The Director Nominating and Board Affairs Committee did not meet during the year. The Pension and Finance Committees met 2 times during the year. Each Director attended at least 75% of the meetings requiring his attendance.

DIRECTOR COMMITTEE FUNCTIONS
Audit Committee
     The Audit Committee reviews with the Corporation's Internal Auditor and Independent Public Accountants their activities, reports and comments, and recommends to the Board any action which it deems appropriate. The Committee recommends to the Board the selection of auditors.

Finance Committee
     The Finance Committee considers management's proposed financial policies and actions, and makes appropriate recommendations to the Board regarding:
Debt and capital structure, acquisitions, capital budgets, dividend policy and other financial matters.

Nominating and Board Affairs Committee
     The Nominating and Board Affairs Committee recommends nominees for the Board to the Board of Directors. The Committee will consider nominees recommended by shareholders in writing to the Secretary. In addition, the Committee reviews proposed changes in corporate structure and governance, committee structure and function, and meeting schedules, making recommendations to the Board as appropriate.

Executive Selection and Salary Committee
     The Executive Selection and Salary Committee reviews nominees for Corporate offices and related compensation levels, making recommendations to the Board of Directors as considered necessary.

Pension Committee
     The Pension Committee reviews and recommends to the Board for approval the pension funds' professional advisors and auditors. The Committee annually reviews actuarial assumptions, actuarial valuations, investment performance, funding policies and investment policies.

Committee Membership
     The Directors' committees are currently comprised of the following Directors; the Chairman of the Committee is listed first:
                                           Executive
                                           Selection             Nominating
                                              and                   and
Audit       Finance       Pension           Salary              Board Affairs
- - -       - - - -       - - - -          - - - - -            - - - - - - -
Swift       Wardeberg     Zimmer           Powers               Mellowes
Mellowes    Powers        Mellowes         Swift                Powers
Rayburn     Rayburn       Rayburn          Zimmer               Zimmer
Wardeberg   Swift         Wardeberg
                          Joyce
                          Parrish

COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the compensation received by the Corporation's Chief Executive Officer and the 4 most highly paid executive officers for the 3 fiscal years ended June 30, 1999, 2000, and 2001, respectively.

                           SUMMARY COMPENSATION TABLE

                                 Annual             Long-Term
                              Compensation         Compensation
                              - - - - - - -        - - - - - - -
Name and                                              Stock        All Other
Principal Position   Year    Salary      Bonus <F7>  Options  Compensation<F8>
- - - - - - - - -    - -     - - - -     - - - - -   - - - -  - - - - - - - -
Michael E. Batten    2001   $358,721     $174,141      6,000      $17,366
  Chairman and       2000    345,000      119,800      6,000       12,503
  Chief Executive    1999    345,000       -           9,000       21,539
  Officer

Michael H. Joyce     2001   $267,107     $103,785      3,000      $ 8,665
  President and      2000    263,154       59,400      3,000        5,921
  Chief Operating    1999    259,100       -           4,500        7,532
  Officer

James O. Parrish     2001   $180,312     $ 52,553      2,500      $ 9,454
  Vice President     2000    171,600       35,700      2,000        9,720
  Finance &          1999    169,425       -           2,500        8,878
  Treasurer

Paul A. Pelligrino   2001   $141,949     $ 34,446      2,000      $ 6,220
  Vice President     2000    134,846       24,400      2,000        6,068
  Engineering        1999    129,615       -           2,500        6,728

James E. Feiertag    2001   $135,404     $ 39,645      5,000      $59,184
  Vice President     2000     -            -           -            -
  Manufacturing      1999     -            -           -            -

<F7> Represents annual incentive bonuses determined by the Board of Directors.
See"Board Executive Selection and Salary Committee Report on Executive Compensation-Annual Incentives". Bonuses represent amounts earned during the fiscal year and are paid in the subsequent fiscal year.

<F8> Amounts are comprised of Corporation's 401(k) matching contributions and
Corporation paid life insurance includible in income, included for Mr. Feiertag is a one-time bonus and upon commencement of employment.

Stock Options
     The following table summarizes option grants during fiscal year 2001 to the executive officers named in the Summary Compensation Table above, and the potential realizable values at assumed annual rates of stock price appreciation for the applicable 5 or 10 year option term.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                    Potential Realizable Value
                                                      at Assumed Annual Rates
                                                   of Stock Price Appreciation
                       Individual Grants                   or Option Term
             ----------------------------------  -----------------------------
                          % of Total
                           Options
               Options    Granted to  Exercise  Expiration
    Name      Granted<F9> Employees    Price<F10>  Date        5%         10%
-----------   ----------  ---------   --------  ----------  --------  --------
M. Batten       3,000        8.4%     $17.8125   8/04/05    $ 14,764  $ 85,166
M. Batten       3,000        8.4%      19.5937   8/04/10      36,968    93,683
M. Joyce        3,000        8.4%      17.8125   8/04/10      33,607    85,166
J. Parrish      2,500        7.0%      17.8125   8/04/10      28,005    70,971
P. Pelligrino   2,000        5.6%      17.8125   8/04/10      22,404    56,777
J. Feiertag     5,000       14.1%      17.8125  10/23/10      49,132   124,511

<F9> During the fiscal year ended June 30, 2001, a total of 42,550 options were granted to officers, key employees and directors, with 35,550 granted under the 1998 Incentive Compensation Plan, and 7,000 options granted under the 1998 Stock Option Plan for Non-Employee Directors.

<F10> The exercise price is the fair market value on the date of grant, except for incentive stock options granted to Mr. Batten which are exercisable at 110% of the fair market value at date of grant.

                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2001 by the named executive officers and the value of such officers' unexercised options at June 30, 2001.

                                 Total Number             Total Value
                                of Unexercised           of Unexercised,
                                 Options Held          In-the-Money Options
             Shares    Value   at Fiscal Year End     Held at Fiscal Year End
          Acquired on  Real-   Exer-      Unexer-     Exer-        Unexer-
Name       Exercise    ized    cisable    cisable     cisable      cisable
----      -----------  -----  ---------  ---------   ---------    -----------
M. Batten         0      N/A     59,500       0       $  0           $ 0
M. Joyce          0      N/A     36,500       0          0             0
J. Parrish        0      N/A     22,300       0          925           0
P. Pelligrino     0      N/A      9,000       0          0             0
L. Feiertag       0      N/A      5,000       0        1,125           0

Retirement Income Plan
     The Twin Disc, Inc., Retirement Plan for Salaried Employees provides non-
contributory benefits based upon both years of service and the employees'
highest consecutive 5-year average annual compensation during the last 10 calendar years of service. The non-contributory benefits were frozen as of
December 31, 1996.  The Plan is integrated with Social Security. The following table presents the non-contributory benefits payable for life under the Plan to employees assuming normal retirement in the current year.
AVERAGE HIGH                NON-CONTRIBUTORY PENSION BASED ON
5-YEAR ANNUAL                    YEARS OF CREDIT SERVICE
COMPENSATION     10 YEARS     20 YEARS      25 YEARS     30 YEARS     40 YEARS
$ 50,000         $ 9,469      $18,939       $20,984       $22,214     $25,166
  75,000          14,669       29,338        32,639        34,717      39,230
 100,000          19,869       39,738        44,294        47,219      53,293
 150,000          30,270       60,538        67,604        72,225      81,420

     The values reflected in the table represent the application of the Plan formula to the appropriate amounts of compensation and years of service. Benefits payable under the Plan, however, must be in compliance with the applicable guidelines or maximum prescribed in the Internal Revenue Code and in the Employee Retirement Income Security Act of 1974 (ERISA), as currently stated or as adjusted from time to time. As of December 31, 1996, the credited years of service for each of the Corporation's executive officers named in the Summary Compensation Table is as follows: Mr. Batten 27 years; Mr. Joyce 6 years; Mr. Parrish 23 years; and Mr. Pelligrino 30 years. Mr. Feiertag was not an employee as of December 31, 1996, therefore has no accrued benefit under the Plan.

Effective January 1, 1997, the Plan was amended to add a cash balance formula for post-January 1, 1997, accruals. Benefits under the Plan are generally equal to the sum of the benefits as frozen on December 31, 1996, plus benefits that accumulate under the cash balance formula beginning on January 1, 1997. Benefits under the cash balance formula are generally stated as a lump sum amount, but may be distributed as a lump sum or an annuity. Accruals under the cash balance formula are based on a percentage of compensation, from 4.5% to 6.5% based on years of service, with interest credits at the thirty year U.S. Treasury Bond rate with a minimum guaranty of 3%. To record these pay credits and interest credits, a hypothetical account balance is maintained for each participant. The hypothetical account balance for each named executive as of June 30, 2001, is as follows: Mr. Batten $70,393; Mr. Joyce $50,602; Mr. Parrish $65,272; Mr. Pelligrino $60,053; and Mr. Feiertag $9,015. If the named executives continue in their respective positions and retire at the normal retirement age of 65, their estimated annual pension amount under cash balance portion of the Plan would be: Mr. Batten $10,682; Mr. Joyce $8,913; Mr. Parrish $11,010; Mr. Pelligrino $7,227; and Mr. Feiertag $21,778.

Supplemental Retirement Benefit Plan
     A supplemental retirement benefit is extended to qualified management. The supplemental retirement benefit is calculated as a single life annuity at an amount approximating 50% of the highest rate of pay attained during a specified period. The benefit is payable in the form of a single life annuity, contingent annuity, 10-year temporary annuity, a single lump sum payment, or two payments. The contingent annuity provides for payments to continue to the surviving spouse at a rate equal to 50% of the rate previously paid to the participant. In the event of death of a plan member after attaining a retirement age but prior to retirement, the surviving spouse will receive a lump sum benefit.

Compensation of Directors
     Outside Directors of the Corporation (non-corporation employees) are paid an annual retainer of $10,000. In addition, outside Directors receive a $1,300 fee for each board meeting and each committee meeting attended. Directors who are officers do not receive any fees in addition to their remuneration as officers.

     Outside Directors (non-Corporation employees) are eligible to participate in the 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors and the 1998 Stock Option Plan for Non-Employee Directors.

     Outside Directors (non-Corporation employees) who reach the age of 68 or who retire from full-time employment are required to retire from the Board of Directors effective as of the completion of their current term. Retired outside directors are entitled to a retirement benefit for a limited period equal to the sum of:

     a) The annual retainer at the time of retirement.
     b) 6 monthly fees for Director Meetings at the rate prevailing at the time of retirement.

Employment Contracts
     The Corporation has entered into agreements with certain of its key executives, including Messrs. Batten, Joyce, Parrish, Pelligrino and Feiertag. The agreements provide for severance benefits to be paid to the executive following a change in control of the Corporation (as defined in those agreements) and a termination (as defined in those agreements) of the employment of the executive. Upon the occurrence of the events, as specified in the agreements, which would entitle the executive to the payment of severance benefits, the maximum contingent liability of the Corporation for the payment of such severance benefits would be approximately $2,902,000. Severance benefits for an executive officer would generally consist of the sum of the executive's highest annual base salary between the change in control and the date of termination plus the executive's most recent annual bonus times the lesser of 1.50 (2.75 for Messrs. Batten, Joyce and Parrish) or the number of whole and fractional years between the termination date and his normal retirement date. In addition, the executive would be entitled to the cash value of any shares of common stock subject to unexercised stock options held by the executive and a continuance of fringe benefits for 24 months following termination. The agreements are specifically designed to assure that benefits will not exceed the limitations and provisions of Sec. 280(g) of the Internal Revenue Code.

             Board Executive Selection and Salary Committee Report
                          on Executive Compensation

Compensation Philosophy
     The Corporation's primary business objective is to maximize shareholder value over the long term. To accomplish this objective, the Corporation has developed a comprehensive business strategy that emphasizes maximizing long-term cash flow and earnings, maintaining leadership or becoming the leader in its markets, and providing products of the highest quality.

     The Executive Selection and Salary Committee of the Board of Directors (the "Committee") is comprised of 3 independent directors, none of whom has interlocking or other relationships which might be considered conflicts of interest. The Committee establishes compensation programs which are designed to foster the Corporation's business objectives. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

     Committee members believe that the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparative companies. The Corporation's market for compensation comparison purposes is comprised of a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. In establishing a comparative group for compensation purposes, the Committee exercises its judgment and makes its decision after considering the factors it deems relevant.

     The companies chosen for the comparative group used for compensation purposes are not necessarily the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent include many companies in geographical areas in which the Corporation operates as well as many of the companies that are included in the peer group established for comparing shareholders returns.

     The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits, with the objective of being competitive but not trend setting.

Base Salaries
     The Committee regularly reviews each executive's base salary. Base salaries are targeted at market levels, based upon the Committee's analysis of marketplace practices. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices.

     Base salaries offer stability to executives and allow the Corporation to attract competent executive talent and maintain an effective management team. They also allow executives to be rewarded for individual performance based on the Corporation's evaluation process which encourages the development of executives. Pay for individual performance rewards executives for achieving goals which may not be immediately evident in common financial measurement.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation. When evaluating individual performance, the Committee considers the executive's effort in promoting Corporate values; improving product quality; developing relationships with customers, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals. Overall, executive salaries were increased at rates comparable to the increases provided at other companies and are near market levels.

     As reflected in the Summary Compensation Table on page 8, Mr. Batten's base salary was increased in fiscal year 2001 by $13,721. In determining Mr. Batten's base salary in 2001, the Committee considered the Company's financial performance for the year, Mr. Batten's individual performance, and his long-term contributions to the success of the Corporation. The Committee also compared Mr. Batten's base salary to the base salaries of CEOs at comparative companies.

Annual Incentives
     The Twin Disc Incentive Bonus Program (the "Annual Plan") promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit, and individual performance goals. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Eligibility to participate in the Annual Plan, as well as the individual payout percentages assigned to each eligible executive's position, are determined annually by Mr. Batten, as chief executive officer, subject to the approval of the Committee.

     Each year, the Committee approves specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold and target bonus levels based on a percentage of base salary. Executives earn bonuses to the extent to which preestablished goals are achieved.

     In fiscal year 2001 bonus awards were granted as earnings targets were attained indicating prior long-term decisions are providing favorable results. Corporate goals in 2001 were based on target earnings and return on net assets employed.

     Target bonus awards are established at levels approximating marketplace practices for each executive. Targets are considered by the Committee to be achievable, but to require above average performance from each of the executives.

     In fiscal year 2001, Mr. Batten received a bonus under the Annual Plan of $174,141. This reflects achievements towards the Corporation's goals relating to earnings and return on net assets employed in fiscal year 2001.


Long-Term Incentives
     Long-term incentives are provided pursuant to the Corporation's 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, the 1988 Incentive Stock Option Plan, the 1998 Incentive Compensation Plan and the 1998 Stock Option Plan for Non-Employee Directors.

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate stock option grants for each executive. When awarding stock options, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. Consistent with the above stated goals, Mr. Batten received options to purchase 6,000 shares in fiscal year 2001.

     Stock options are granted at an option price not less than the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Corporation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation of the Corporation's CEO and the four other most highly compensated executive officers currently does not approach the disqualifying threshold. In the future, in the event the disqualifying threshold becomes an issue, the Committee will weigh all the facts and circumstances in existence at the time.

                                      Executive Selection and Salary Committee
                                               Paul J. Powers, Chairman
                                               David L. Swift
                                               David R. Zimmer
                                      July 26, 2001

                     Audit Committee Report

     The Audit Committee of the Board of Directors has developed an updated charter for the Committee, which is reproduced as an appendix to this proxy statement. The charter reflects standards set forth in new SEC regulations and New York Stock Exchange rules. All members of the Audit Committee are independent, as defined in Sections 303.01(B)(2)(a) of the listing standards of the New York Stock Exchange.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met three times during fiscal 2000-2001.

     As part of its responsibilities, and as set forth in its charter, the Audit Committee met with both management and the Corporation's independent accountants to review and discuss the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent accountants. The Committee's review included discussion with the independent accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The Committee received the written disclosures and the letter required from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, for filing with the Securities and Exchange Commission.


                                      Audit Committee

                                               David L. Swift, Chairman
                                               John A. Mellowes
                                               David B. Rayburn
                                               George E. Wardeberg
                                      July 26, 2001

INDEPENDENT PUBLIC AUDITORS

    The firm of PricewaterhouseCoopers LLP has audited the Corporation's books annually since 1928. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and, while no formal statement will be made by them, they will be available to respond to appropriate questions.

CORPORATE PERFORMANCE GRAPH

     The following table compares total shareholder return over the last 5 fiscal years to the Standard & Poor's Diversified Machinery Index and the Russell 2000 index. The S&P Diversified Machinery Index consists of a broad range of manufacturers. The Russell 2000 Index consists of a broad range of 2,000 Companies. The Corporation believes, because of the similarity of its business with those companies contained in the S&P Diversified Machinery Index, that comparison of shareholder return with this index is appropriate. Total return values for the Corporation's common stock, the S&P Diversified Machinery Index and the Russell 2000 Index were calculated based upon an assumption of a $100 investment on June 30, 1996 and based upon cumulative total return values assuming reinvestment of dividends on a quarterly basis.


                  Comparison of Five-Year Cumulative Total Return
            Twin Disc, Inc.; S&P Diversified Machinery; and Russell 2000

                 06/30/96  06/30/97  06/30/98  06/30/99  06/30/00  06/30/01
                 --------  --------  --------  --------  --------  --------

  Twin Disc       100.00    126.79    136.68     94.17     83.60     81.12
  S&P Div. Mach.  145.19    209.12    209.39    214.32    129.52    132.28
  Russell 2000    100.00    116.34    135.54    137.57    157.28    158.31


SECTION 16 (a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Based solely on a review of the copies of such forms furnished to the Corporation and representations from executive officers and Directors, the Corporation believes that during the period from July 1, 2000 to June 30, 2001, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten (10%) beneficial owners were complied with.

AUDIT FEES

     Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended June 30, 2001, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and (ii) the limited reviews of the Company's quarterly financial statements were $246,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the year ended June 30,2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

ALL TOTAL FEES

     In addition to the other fees described above, aggregate fees, including out-of-pocket expenses, of $459,000 were paid to PricewaterhouseCoopers during the year ended June 30, 2001, primarily for the following professional services: tax-related services, due diligence for acquisitions, and other non-recurring audit services.

     The Audit Committee has determined that the provision of services for (a) financial information systems design and implementation fees listed above, if any, and (b) all other fees listed above, is compatible with maintaining PricewaterhouseCoopers LLP's independence.

                                  GENERAL

     The Corporation will bear the cost of the solicitation of proxies. The firm of Georgeson Shareholder Communications Inc., New York, NY has been retained to assist in solicitation of proxies for the Annual Meeting at a fee not to exceed $7,000 plus expenses.

     Management does not know of any other business to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote upon such matters in their discretion in accordance with the authorization of the proxy.

     If you do not contemplate attending in person, we respectfully request that you fill in, sign and return the accompanying proxy at your early convenience. However, remember that in order to have your proxy validated, it must be delivered to the Secretary either in person, by mail, or by messenger, and it must be received by the Secretary not less than forty-eight (48) hours prior to the date of the meeting.


                                   Appendix
                           TWIN DISC, INCORPORATED
                           AUDIT COMMITTEE CHARTER

The audit committee shall be comprised of only independent directors. An independent director is free of any relationship that could influence his or her judgment as a committee member. When there is any doubt about independence the director should recuse themselves from any decisions that might be influenced by that relationship.

The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing published financial information, the systems of internal controls, and all audit processes.

General responsibilities

     1. The audit committee provides open avenues of communication among the internal auditor, the independent accountants and the board of directors.

     2. The audit committee must report committee actions to the full board of directors and may make appropriate recommendations.

     3. The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

     4. The committee will meet at least three times each year. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

Responsibilities for engaging independent accountants and appointing the internal auditor

     1. The audit committee will select the independent accountants for company audits. The committee's selection is subject to approval by the full board of directors and the shareholders. The audit committee also will review and set fees paid to the independent accountants and review and approve dismissal of the independent accountants.

     2. The audit committee will review and have veto power over the appointment, replacement, reassignment or dismissal of the internal auditor.

     3. The audit committee will confirm and assure the independence of the internal auditor and the independent accountants, including a review of management consulting services provided by the independent accountants and the fees paid for them.

     4. The audit committee will consider, in consultation with the independent accountants and the internal auditor, their audit scope and procedural plans.

     5. The audit committee will consider recommendations by management or the independent accountants to engage additional accountants. The audit committee will decide which firm, if any, is to be engaged.

     6. The audit committee will make sure that the internal auditor and the independent accountants coordinate the internal and external audits. The purpose of coordinating these efforts is to assure completeness of coverage, reduce redundancy and use audit resources effectively.

Responsibilities for reviewing internal audits, the annual external audit and the review of quarterly and annual financial statements

     1. The audit committee will ensure that the independent accountants view the board of directors as their client, that they will be available to the full board of directors at least annually and that they will provide the audit committee with a timely analysis of significant financial reporting issues.

     2. The audit committee will require management, the internal auditor and the independent accountants to report significant risks and exposures and will assess management's steps to minimize them.

     3. The audit committee will review the following with the independent accountants and the internal auditor:

          a. The adequacy of the company's internal controls, including computerized information system controls and security.

          b. Significant findings and recommendations made by the independent accountants or internal auditor, together with management's responses to them.

     4. Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountants:

          a. The company's annual financial statements and related footnotes.

          b. The independent accountant's audit of and report on the financial statements.

          c. The independent accountant's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

          d. Any serious difficulties or disputes with management encountered during the course of the audit.

          e. Other findings that GAAS requires the independent accountants to discuss with the committee.

     5. The audit committee will consider and review with management and the internal auditor:

          a. Any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

          b. Any changes to the planned scope of management's internal audit plan considered advisable.

          c. The internal audit department's budget and staffing.

Periodic responsibilities

     1.   Review and update the committee's charter annually.

     2. Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the internal auditor and the independent accountants.

     3. Review, with the internal auditor and the independent accountants, the results of their examination of compliance with the company's guidelines for business conduct.

     4. Review legal and regulatory matters that may have a material effect on the organization's financial statements, compliance policies and programs and reports from regulators.

     5. Meet with the internal auditor, the independent accountants and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately.

                                                   Audit Committee Charter